UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2010

HOKU CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of incorporation)

1288 Ala Moana Blvd, Suite 220 Honolulu, Hawaii		96814
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (808) 682-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement

 Amendment No. 2 to Amended and Restated Supply Agreement with Jinko Solar Company Limited

In February 2009, we entered into a fixed price, fixed volume supply agreement with Jinko Solar Co., Ltd., or Jinko, for the sale and delivery of polysilicon to Jinko over a ten-year period.  On November 16, 2009, we entered into Amendment No. 1 to Amended & Restated Supply Agreement with Jinko, collectively the Jinko Agreement.  Pursuant to the Jinko Agreement, Jinko has paid us a cash deposit of $20 million as prepayment for future product deliveries.

On December 18, 2010, we entered into Amendment No. 2 to the Jinko Agreement, or Amendment No. 2, which provides for the purchase and sale of approximately 1,800 metric tons of polysilicon over a 9-year term.  The pricing under the agreement has been adjusted such that it is pre-negotiated for a certain period of time and will then vary from year to year based on market pricing and negotiations between us and Jinko.

Under Amendment No. 2, we have an obligation to use commercially reasonable efforts to make our first shipment to Jinko before July 1, 2011, and if we do not do this within a certain number of days after the scheduled delivery date, we have agreed to provide Jinko with a purchase price adjustment.  We also agreed that we may make our first shipment at any time prior to this date upon thirty days prior written notice.  We further agreed that Jinko shall have the right to terminate the Agreement if we have not made our initial shipment of product on or before August 31, 2011.

Amendment No. 2 to Amended and Restated Supply Agreement will be filed with our Quarterly Report on Form 10-Q for the fiscal quarter ending December 31, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 23, 2010

Hoku Corporation

By:	/s/ SCOTT PAUL
Scott Paul
President and Chief Executive Officer